Exhibit (b)(1)

Morgan Stanley Senior Funding, Inc. 1585 Broadway New York, New York 10036	UBS Securities LLC UBS Loan Finance LLC 299 Park Avenue New York, New York 10171

March 12, 2012

K-9 Holdings, Inc.

K-9 Acquisition, Inc.

c/o Apollo Management, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Attention: Scott Ross

Commitment and Engagement Letter

Ladies and Gentlemen:

K-9 Holdings, Inc. (“Holdings”) and K-9 Acquisition, Inc., a wholly owned Delaware subsidiary of Holdings (“Merger Sub”; Holdings and Merger Sub are referred to collectively as “you”) have advised Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), UBS Loan Finance LLC (“UBS Loan Finance”) and UBS Securities LLC (“UBS Securities,” and together with UBS Loan Finance, “UBS,” and together with Morgan Stanley, the “Banks,” “we” or “us”) that Merger Sub intends to launch a tender offer (the “Equity Tender Offer”) for all the common equity interests of a company previously identified to us as “Alpha” (the “Company”) and, following the consummation of the Equity Tender Offer, to consummate a merger (the “Merger”) with and into the Company, with the Company being the surviving entity and a wholly-owned subsidiary of Holdings upon completion of the Merger. Such Equity Tender Offer and Merger will be consummated pursuant to an Agreement and Plan of Merger dated as of the date hereof among Holdings, Merger Sub and the Company (the “Merger Agreement”). In connection with the Equity Tender Offer and Merger, you have advised us that (i) Holdings or an affiliate of Holdings reasonably acceptable to us (the “Offeror”) will make a “change of control offer” (the “Change of Control Offer”) to each holder of the 10.875% first mortgage notes due 2017 (as such notes are in effect on the date hereof, the “Notes”) issued by certain subsidiaries of the Company (such subsidiaries, the “Issuers”), conditioned upon completion of the Equity Tender Offer, in lieu of the Issuers pursuant to the indenture governing the Notes (as in effect on the date hereof, the “Indenture”), unless the requirement to make such Change of Control Offer is waived and (ii) subject to receipt of requisite consents under the Indenture and the terms and conditions herein, the Borrower (as such term is defined in the Term Sheet described below) will obtain a revolving credit facility (the “Revolving Credit Facility”). You have requested that upon consummation of the Change of Control Offer we purchase (the “Purchase”) from the Offeror any Notes that are tendered and purchased by the Offeror pursuant to, and in compliance with, the Change of Control Offer in accordance with the terms of the Indenture (the “Tendered Notes”) and resell (the “Proposed Offering”) the Tendered Notes pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as

amended (the “Securities Act”). The date of the consummation of the Change of Control Offer is referred to as the “Closing Date” and the Equity Tender Offer, Merger, the Change of Control Offer, the Purchase, the Proposed Offering, the Revolving Credit Facility and all transactions related thereto are referred to collectively as the “Transactions”. All references to “dollars” or “$” in this agreement and the annexes hereto (collectively, this “Commitment and Engagement Letter”) and in the Fee Letter (as defined below) are references to United States dollars.

Retention.

You hereby retain Morgan Stanley and UBS Securities to act as (i) the joint bookrunners and joint lead arrangers for you and your affiliates in connection with the Revolving Credit Facility and (ii) the joint underwriters, joint initial purchasers and/or joint placement agents and joint bookrunners for you and your affiliates in connection with the Proposed Offering; provided that it is understood and agreed that Morgan Stanley will have “lead left” placement on all marketing materials relating to the Transactions and will perform the duties and exercise the authority customarily performed and exercised by them in such role. You agree that for the term of this Commitment and Engagement Letter none of you or any of your affiliates, subsidiaries, officers, directors or equity holders will directly or indirectly offer the Tendered Notes for sale to, or solicit any offer to purchase any of the same from, or otherwise contact, approach or negotiate with respect thereto with, any person or persons other than through Morgan Stanley and UBS Securities.

Commitments.

Each of Morgan Stanley and UBS Securities is pleased to advise you of its several and not joint commitment to purchase 50% of all of the Tendered Notes from the Offeror on the Closing Date upon the terms and subject to the conditions set forth or referred to in this Commitment and Engagement Letter and in the fee letter among Holdings, Merger Sub and the Banks dated of even date herewith (the “Fee Letter”), at the Purchase Price (as defined in the Fee Letter) together with accrued and unpaid interest required to be paid by the Offeror pursuant to the Change of Control Offer. Each of Morgan Stanley and UBS Loan Finance is pleased to advise you of its several and not joint commitment to provide 50% of the Revolving Credit Facility described in the Summary of Principal Terms and Conditions attached hereto as Annex III (the “Term Sheet”), upon the terms and subject to the conditions set forth or referred to in this Commitment and Engagement Letter and in the Fee Letter. Subject to the terms and conditions of this Commitment and Engagement Letter and the Fee Letter, on the Closing Date, each of Morgan Stanley and UBS Securities will provide the Offeror the Purchase Price in respect of the Tendered Notes purchased by such Bank, together with accrued and unpaid interest required to be paid by the Offeror pursuant to the Change of Control Offer in immediately available funds in U.S. Dollars. The commitments and obligations of the Banks are several and not joint.

Compensation.

As consideration for the Banks’ commitments hereunder with respect to the Tendered Notes, Morgan Stanley’s and UBS Securities’s agreement to place the Tendered Notes and Morgan Stanley’s and UBS Loan Finance’s Several and not joint commitment to provide the Revolving Credit Facility, you agree to pay, or cause to be paid, the fees and other compensation set forth in the Fee Letter. Once paid, such fees shall not be refundable under any circumstances.

Clear Market.

From the date of this Commitment and Engagement Letter until the earlier of (x) the end of the Marketing Period (as defined below) and (y) our completion of the Proposed Offering (as determined by us and notified in writing to you) (such earlier date, the “Offering End Date”), you will use commercially reasonable efforts to ensure that no financing for, or consent solicitation, waiver or request for amendments with respect to any existing indebtedness of, Holdings, the Company, any Issuer, or any of Holdings’, the Company’s or any Issuer’s respective subsidiaries is announced or syndicated without the prior written consent of Morgan Stanley and UBS Securities if such financing or syndication could reasonably be expected to have a materially adverse effect upon the Proposed Offering, other than as set forth in Annex II hereto.

Conditions.

The Banks’ commitments hereunder are subject to (i) solely with respect to the Purchase of Notes, the negotiation, execution and delivery of a purchase agreement and registration rights agreement1 consistent with applicable Sponsor Precedent, whose representations and warranties with respect to the Company and its Subsidiaries shall be based on those contained in the Purchase Agreement, dated April 7, 2010, relating to the initial placement of the Notes, with respect to the Notes and otherwise reasonably satisfactory in form and substance to each Bank reflecting the Transactions, the terms and conditions set forth herein, in Annex I hereto (the “Conditions Annex”) and in the Fee Letter (the “Notes Definitive Documentation”), (ii) solely with respect to the Revolving Credit Facility, the negotiation, execution and delivery of definitive credit documentation with respect to the Revolving Credit Facility, which shall be consistent with the Term Sheet and shall be consistent with applicable Sponsor Precedent (the “Credit Definitive Documentation” and, together with the Notes Definitive Documentation, the “Definitive Documentation”), (iii) since December 31, 2011, and through the closing date of the Equity Tender Offer, there having been no Company Material Adverse Effect (as defined in the Merger Agreement), and (iv) the conditions set forth in the Conditions Annex (limited to the conditions in clauses 1, 2, 3, 4, 5, 6 and 8 thereof with respect to the Revolving Credit Facility).

[1]

The registration rights agreement shall provide that the Tendered Notes sold in the Proposed Offering shall be subject to shelf registration rights with a registration statement to be filed within 90 days of the Closing Date and to be declared effective within 270 days of the Closing Date. Such shelf registration statement shall be kept effective for no less than one year following the date it is declared effective. To the extent that the requirements of the previous sentence are not satisfied, the registration rights agreement shall provide that the interest rate on any Tendered Notes sold in the Proposed Offering and subject to such failure shall increase by 0.25% per annum on such 90th day or 270th day, as applicable, and subsequently by an additional 0.25% per annum at the end of each 90 day period thereafter if the requirements continue to remain unsatisfied, up to a maximum increase of 1.0% per annum; provided that, such increase in interest rate shall not apply to any holder of a Tendered Note if such failure is due to such holder’s failure to provide information required to be provided by such holder under the registration rights agreement.

Cooperation

You will and will cause your advisors and affiliates, and will use commercially reasonable efforts to cause the Company and its subsidiaries, until the Offering End Date, to cooperate with Morgan Stanley and UBS Securities and provide information reasonably required by Morgan Stanley and UBS Securities in connection with the Proposed Offering. Such cooperation shall include (i) making available to Morgan Stanley and UBS Securities for review and comment, tender offer documentation for the Change of Control Offer and (ii) using commercially reasonable efforts to make appropriate officers of the Company available to Morgan Stanley and UBS Securities for a reasonable number of meetings and conference calls with prospective purchasers of the Tendered Notes and for due diligence sessions all with reasonable advance notice.

Promptly after the Closing Date, Holdings shall use its commercially reasonable efforts to cause senior management and other representatives of the Issuers to participate in a customary high-yield “road show,” for a consecutive 10 day period (at no time during which period the financial information contained or incorporated by reference in the Offering Document shall be “stale”) (such 10 day period, the “Initial Marketing Period”). If, at the end of the Initial Marketing Period, either Morgan Stanley or UBS Securities reasonably determines that it requires an additional amount of time to complete the Proposed Offerings, Holdings will keep the Offering Document current for use in such Proposed Offerings for an additional amount of time ending on the date that is 90 days after receipt by such Bank of the Offering Document (the “Additional Marketing Period” and, together with the Initial Marketing Period, the “Marketing Period”); provided that, after the Offering End Date, Morgan Stanley and UBS Securities shall not be permitted to market or otherwise offer the Notes using the Offering Document.

Expenses.

If the Closing Date (or if the requirement to make the Change of Control Offer is waived, the consummation of the Equity Tender Offer or Merger) occurs, you shall reimburse the Banks promptly upon request for all of their reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP and one local counsel in each applicable jurisdiction) incurred in connection with this Commitment and Engagement Letter or any of the transactions contemplated hereby (including any Proposed Offering), whether or not any Tendered Notes are issued, offered or sold; provided that your reimbursement obligation under this paragraph shall not apply to costs and expenses customarily paid by the underwriters or initial purchasers that are incurred in connection with a consummated Proposed Offering which is either a public offering or any offering pursuant to Rule 144A for which the Banks shall have acted in the capacities, and received the compensation, provided for in this Commitment and Engagement Letter and in the Fee Letter, as applicable.

You further agree that if the Merger shall not be consummated and you or any of your affiliates shall receive any compensation in the nature of a break-up, termination or any similar termination fee (including reimbursement of expenses related to the Merger) (each a “Break-Up Fee”), you will promptly pay to us the lesser of (x) our expenses relating to the Transactions and (y) our pro rata portion of the Break-Up Fee, with such pro rata portion to be determined by multiplying the Break-Up Fee by the ratio equal to (i) our expenses relating to the Transactions divided by (ii) the sum of our expenses relating to the Transactions and your expenses relating to the Transactions.

Information.

You agree to furnish the Banks with such information about Holdings, the Company and their respective subsidiaries and the transactions contemplated hereby as the Banks reasonably request, including information to be included in a prospectus, private placement memorandum, offering circular or other disclosure document. You hereby represent and covenant to the Banks that (a) all information (to the best of your knowledge with respect to Information relating to the Company and its subsidiaries) other than the Projections (as defined below) that has been or will be made available to the Banks by you, the Company or any of your or their respective representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading and (b) all financial projections that have been or will be made available to the Banks by you, the Company or any of your or their respective representatives in connection with the transactions contemplated hereby (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time such Projections are made available to us (it being understood that projections by their nature are inherently uncertain and that actual results during the period or periods covered by any such Projections may differ significantly from the projected result, and that no assurances are being given that the results reflected in the Projections will be achieved). You agree that if at any time prior to the Closing Date and, if requested by us if necessary to complete the Proposed Offering, prior to the end of the Offering End Date, any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information relating to the Company and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and Projections (in the case of information with respect to the Company, (x) prior to the Closing Date, to use commercially reasonably efforts to cause and (y) after the Closing Date, to cause the Company to so supplement the Information and Projections) so that such representations will be correct (to the best of your knowledge, with respect to Information relating to the Company and its subsidiaries) under those circumstances. In addition, any representations and warranties made by you to purchasers of securities in connection with any of the transactions contemplated hereby shall be deemed to be incorporated into this Commitment and Engagement Letter and any opinions delivered by or on behalf of you to the purchasers of any such securities shall expressly provide that the Banks may rely upon such opinions. In conducting the transactions hereunder, the Banks are and will be using and relying on the Information without independent verification thereof.

You agree to use commercially reasonable efforts to obtain, at your expense, updated ratings of the Notes from Moody’s Investors Service and Standard & Poor’s Ratings Group prior to the Closing Date.

Indemnity.

By your acceptance below, you hereby agree, to (provided that once the Company enters into the purchase agreement with the Banks, the indemnification provisions of such purchase agreement shall supersede the provisions under this heading in its entirety, insofar as it may relate to the Proposed Offering but not in respect of the Revolving Credit Facility), and shall cause, after the occurrence of the Closing Date, the Company to, jointly and severally, indemnify and hold harmless each Bank and its affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Commitment and Engagement Letter or the transactions contemplated hereby (including in respect of the Revolving Credit Facility) regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Company’s or your equity holders, creditors or any third party or by the Company or any of your subsidiaries or affiliates, and to reimburse each Indemnified Person promptly upon its written demand for any reasonable documented out-of-pocket legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding; provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to (A) losses, claims, damages, liabilities or related expenses to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction (i) to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person, (ii) arising from a material breach of either Bank’s obligations under this Commitment and Engagement Letter or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than in its role as arranger) or (B) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense. Notwithstanding any other provision of this Agreement, no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you or any of your subsidiaries or affiliates for or in connection with this Commitment and Engagement Letter, any transactions contemplated hereby or services in connection therewith, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by you are determined by a final, non-appealable judgment of a court of competent jurisdiction to (i) have resulted from the gross negligence or willful misconduct of such Indemnified Person or (ii) arise from the material breach of either Bank’s obligations under this Commitment and Engagement Letter.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then you, jointly and severally, and each relevant Indemnified Person shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by you on the one hand and such Indemnified Person on the other hand but also the relative fault of you and such Indemnified Person, as well as any relevant equitable considerations, provided that the foregoing sentence shall not require either Bank or its affiliated Indemnified Persons to contribute to the amount paid or payable to the other Bank or its affiliated Indemnified Persons. It is hereby agreed that with respect to the Proposed Offering the relative benefits to you on the one hand and the Indemnified Person on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by you pursuant to any sale of the Tendered Notes (whether or not consummated) bears to (ii) the fees paid or proposed to be paid to the applicable Bank in connection with such sale. Your indemnity, reimbursement and contribution obligations under these paragraphs shall be in addition to any liability which you may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of you and any Indemnified Person.

You shall not, without the prior written consent of any Indemnified Person (which shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. Your obligation to indemnify the Indemnified Persons and pay such expenses shall remain in effect regardless of whether any securities are sold or indebtedness is incurred or the Proposed Offering is consummated. None of the Indemnified Persons or (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable), you, or any of your affiliates or the respective directors, officers, employees, advisors and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment and Engagement Letter, the Fee Letter, or the transactions contemplated hereby.

The foregoing provisions shall be superseded in each case by the applicable provisions contained in the Notes Definitive Documentation or Credit Definitive Documentation, as applicable, upon execution thereof and thereafter shall have no further force and effect.

Other Services.

You acknowledge and agree that the Banks and/or their respective affiliates may be requested to provide additional services with respect to Holdings, the Company, the Issuers and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment and Engagement Letter is intended to obligate or commit the Banks or any of their respective affiliates to provide any services other than as set out herein.

Confidentiality.

This Commitment and Engagement Letter and the Fee Letter are delivered to you upon the condition that neither the existence of this Commitment and Engagement Letter or the Fee Letter, nor any of their contents shall be disclosed by you, directly or indirectly, to any other person, except that such existence and contents may be disclosed (a) to your officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law; provided that you may disclose this Commitment and Engagement Letter and the contents hereof (but not the Fee Letter or the contents thereof other than pursuant to clause (i) below) (i) with the fees and “flex” redacted therefrom, to the Company and its subsidiaries and the Company’s directors, officers, employees, legal counsel, accountants, and advisors, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby, (ii) in any Offering Document, (iii) to any rating agencies, and (iv) in any tender offer or proxy relating to the Transactions; provided further that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Offering End Date.

Conflicts of Interest.

You acknowledge that (and waive any conflict of interest arising in connection with):

(a)	each of Morgan Stanley and/or its affiliates (the “Morgan Stanley Entities”) and UBS and/or its affiliates (the “UBS Entities”), in its capacity as principal or agent is involved in a wide range of commercial banking and investment banking activities globally (including investment advisory; asset management; research; securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and therefore, conflicts may arise between duties of Morgan Stanley and/or UBS, as applicable, hereunder and other duties or interests of Morgan Stanley and/or UBS, as applicable, or another member of the Morgan Stanley Entities and/or the UBS Entities, as applicable;

(b)	either Morgan Stanley or UBS and any other member of the Morgan Stanley Entities or the UBS Entities, as applicable, may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Morgan Stanley Entities or the UBS Entities, as applicable, is in possession or has come or comes into possession (whether before, during or after the engagement hereunder) of information confidential to you; provided that such information shall not be shared with any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used (i) between and within divisions of Morgan Stanley or other members of the Morgan Stanley Entities, or (ii) between and within divisions of UBS or other members of the UBS Entities, for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose. You acknowledge that (i) Morgan Stanley or other members of the Morgan Stanley Entities and (ii) UBS or other members of the UBS Entities may, in their sole discretion, offer and/or provide committed or other financing to other parties who are interested in engaging in a transaction with the Company which may be on terms similar to those or which may be materially different than the terms offered to you;

(c)	information which is held elsewhere within (i) Morgan Stanley or the Morgan Stanley Entities or (ii) UBS or the UBS Entities but of which none of the individual directors, officers or employees affiliated with Morgan Stanley or UBS, as applicable, having the conduct of transactions contemplated by this letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining, as applicable, Morgan Stanley’s or UBS’ responsibilities to you hereunder; and

(d)	(i) neither Morgan Stanley nor any other member of the Morgan Stanley Entities and (ii) neither UBS nor any other member of the UBS Entities shall have any duty to disclose to, or utilize for the benefit of, you, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business.

Morgan Stanley and the Morgan Stanley Entities operate rules, policies and procedures, including independence policies and permanent and ad hoc information barriers between and within divisions of Morgan Stanley and other members of the Morgan Stanley Entities, directed to ensuring that (i) the individual directors, officers and employees involved in an assignment undertaken by a member of the Morgan Stanley Entities (including the engagement hereunder) are not influenced by any such conflicting interest or duty and (ii) that any confidential information held by a member of the Morgan Stanley Entities is not disclosed or made available to any other client. UBS and the UBS Entities operate rules, policies and procedures, including independence policies and permanent and ad hoc information barriers between and within divisions of UBS and other members of the UBS Entities, directed to ensuring that (i) the individual directors, officers and employees involved in an assignment undertaken by a member of the UBS Entities (including the engagement hereunder) are not influenced by any such conflicting interest or duty and (ii) that any confidential information held by a member of the UBS Entities is not disclosed or made available to any other client.

Governing Law, Etc.

This Agreement shall not be assignable by you (other than to an entity (other than the Company or any of its subsidiaries) that is, or substantially simultaneously with such assignment will be, controlled by you and after giving effect to the Equity Tender Offer and Merger shall (directly or through a wholly-owned subsidiary) own the Company) without the prior written consent (not to be unreasonably withheld) of each other party hereto, and any purported assignment without such consent shall be void. Each Bank reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment and Engagement Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Bank in such manner as such Bank and its affiliates may agree in such Bank’s sole discretion.

You further acknowledge that each Bank may share with any of its affiliates, and such affiliates may share with such Bank, any information related to Holdings, the Company, any Issuer or any of their respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the transactions contemplated hereby. Each Bank agrees to treat, and to cause any such affiliate to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices.

This Commitment and Engagement Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. No party has been authorized by either Bank to make any oral or written statements or agreements that are inconsis-

tent with this Agreement. This Commitment and Engagement Letter and the Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Bank and you. This Commitment and Engagement Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment and Engagement Letter or the Fee Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof or the Fee Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment and Engagement Letter and the Fee Letter. This Commitment and Engagement Letter and the Fee Letter are intended to be for the benefit of the parties hereto and, are not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto and, with respect to the indemnification provided under the heading “Indemnity” each Indemnified Person.

This Commitment and Engagement Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Commitment and Engagement Letter and the Fee Letter is hereby waived. You hereby submit to the exclusive jurisdiction of the federal and New York State courts located in New York County (and appellate courts thereof) in connection with any dispute related to this Commitment and Engagement Letter or the Fee Letter or any of the matters contemplated hereby or thereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

No Fiduciary Relationship.

You hereby acknowledge that each Bank is acting solely as a joint underwriter, joint placement agent, joint arranger and/or joint bookrunner in connection with the applicable Transactions. You further acknowledge that each Bank is acting pursuant to a contractual relationship entered into on an arm’s length basis and in no event do the parties intend that either Bank act or be responsible as a fiduciary to you, the Company, any Issuer or any of your or their respective subsidiaries, stockholders or creditors or any other person in connection with any activity that such Bank may undertake or has undertaken, either before or after the date hereof. Each Bank hereby expressly disclaims any fiduciary or similar obligations to any such person, either in connection with the Transactions or any matters leading up to the Transactions and you hereby confirm your understanding and agreement to that effect. Each of you and each Bank agree that you and each Bank are each responsible for making our own independent judgments with respect to the Transactions and the terms hereof, and that any opinions or views expressed by either Bank to you regarding such transactions, including but not limited to any opinions or views with respect to the price or market for your, the Company’s, any Issuer’s or your or their respective subsidiaries’ securities, do not constitute advice or recommendations to you, the Company, any Issuer or any of your or their respective subsidiaries. You, on behalf of yourself, the Company, any Issuer and your and their respective subsidiaries, hereby waive and release, to the fullest extent permitted by law, any claims that you or any of your subsidiaries may have against either Bank with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the transactions contemplated by this Commitment and Engagement Letter or any matters leading up to the Transactions.

Please indicate your acceptance of the terms hereof and of the Conditions Annex and the Fee Letter by returning to us executed counterparts of this Commitment and Engagement Letter and the Fee Letter not later than 11:59 p.m., New York City time, on the date hereof (the “Deadline”). This Commitment and Engagement Letter and the commitment of the Banks hereunder and the agreement of the Banks to provide the services described herein are also conditioned upon your acceptance hereof, and our receipt of executed counterparts hereof and of the Fee Letter on or prior to the Deadline. Upon the earliest to occur of (A) solely with respect to the commitment to purchase Tendered Notes, the execution and delivery of the Notes Definitive Documentation by all of the parties thereto, (B) solely with respect to the commitment to provide the Revolving Credit Facility, the execution and delivery of the Credit Definitive Documentation by all of the parties thereto, (C) the 120th day after the date hereof (the “Drop Dead Date”) and (D) solely with respect to Morgan Stanley’s and UBS Securities’s commitment to purchase Tendered Notes, if the requisite holders of the Notes shall have waived the requirement to consummate the Change of Control Offer, this Commitment and Engagement Letter and the commitment of the Banks hereunder and the agreement of the Banks to provide the services described herein shall automatically terminate unless, in the case of (A), (B) and (C) above, the applicable Banks shall, in their discretion, agree to an extension. The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and of the Fee Letter shall survive termination of this Commitment and Engagement Letter (or any portion hereof) or the commitment of any Bank hereunder in accordance with the terms hereof and thereof. The provisions under the headings “Clear Market”, “Cooperation” and “Information” above shall survive the execution and delivery of the Definitive Documentation, in each case, unless explicitly replaced by provisions in the Definitive Documentation.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the matters contemplated hereby.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Justin Kotzin
Name: Justin Kotzin
Title: Authorized Signatory

UBS LOAN FINANCE LLC

By:	/s/ Francisco Pinto-Leite
Name: Francisco Pinto-Leite
Title: Managing Director

By:	/s/ Michael Lawton
Name: Michael Lawton
Title: Director

UBS SECURITIES LLC

By:	/s/ Francisco Pinto-Leite
Name: Francisco Pinto-Leite
Title: Managing Director

By:	/s/ Michael Lawton
Name: Michael Lawton
Title: Director

Accepted and agreed to as of the date first written above:

K-9 HOLDINGS, INC.

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: President

K-9 ACQUISITION, INC.

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: President